UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 20, 2008

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Robert Kainz to Board of Directors

On May 20th, 2008, in accordance with the bylaws of King’s Road Entertainment, Inc. (the “Company”) and a unanimous vote of the Company’s Board of Directors, Robert Kainz, 46, was elected to serve on the Board of Directors until the next annual shareholder meeting or until his successor has been elected. Mr. Kainz has been serving the Company as Chief Operating Officer since February 18, 2008 and has no family relationships with any board member or affiliate.

Prior to joining the Company, Mr. Kainz was employed by MC One (Media Corporation One GmbH), a German media company that distributed film and DVD products, as Head of Acquisitions since 2001. At MC One, Mr. Kainz’s main focus was acquisition of feature film rights (theatrical, home video, DVD and television) from the international independent market for the German speaking territories.

Resignation of George H. Moseman as an Officer and Director

On May 20th, 2008, George Moseman resigned from the Company’s Board of Directors, effective immediately. His decision to resign is based upon personal reasons and not upon any actions taken by the Company or as a result of any disagreement with the Company.

A copy of this Report has been provided to Mr. Moseman. Mr. Moseman has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this Report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

Appointment of Philip Holmes to Chief Executive Officer

On May 21st 2008, the disinterested Directors unanimously resolved to appoint Philip M. Holmes, 52, to the position of Chief Executive Officer with immediate effect. Mr. Holmes is already the President and a Director of the Company and Managing Director of the European Subsidiary. Mr. Holmes has served as President of the Company since February 8th, 2007. Prior to this, he was appointed as an independent Director of the Registrant on October 10th 2003.

After relocating to Germany in 1978, Mr. Holmes successfully completed commercial accounting studies in Munich in 1985 whilst working as Chief Accountant for Ansell, an Australian distributor of household rubber goods, from 1980 to 1986. He then joined the process automation division of an American Company, Combustion Engineering Inc. in their European Headquarters in Germany as their CFO for Central Europe from 1986 thru 1991 and accompanied their merger with ABB in 1989. From 1991 thru 1997 he was CFO for two US and German based software companies before becoming self-employed in 1997 as a business consultant. During this time, he accompanied the start-up of a cable TV company in 1998 as a co-investor, financial consultant and acting CFO thru to its private placement in 2000 for over US$200 million bringing a 400% return for its investors. In 2001 he accompanied the start-up phase of a new cable TV venture in Germany and was co-founder and main investor of a manufacturer of high-end sub-woofers. In 2002 he set up with his business partners a finance consulting company, concentrating on start-ups, financing, mergers and acquisitions and IPO consulting. His activities as a business consultant have been in very different industries including cross-media document management, designers of customized business software, manufacturers of environmental technology and consumer product marketing. In 2003 he joined the Board of Directors of Kings Road Entertainment and was instrumental in their reorganization and introduction of a new investor and Academy Award winning Head of Production in 2007.

Mr. Holmes has no family relationships with any board member or affiliate. Mr. Holmes’s employment is on an at-will basis at a salary to be determined and, except for an indemnification agreement executed on August 21st, 2006, for the benefit of all incumbent Directors, there are no written agreements regarding his employment.

Appointment of Robert Kainz to Treasurer and Company Secretary

On May 21st 2008, the disinterested Directors unanimously resolved to appoint Robert Kainz to the position of temporary Treasurer and Company Secretary with immediate effect. Mr. Kainz was already serving as Chief Operating Officer and as a Director of the Company.

Mr. Kainz has agreed to serve as temporary Treasurer at an annual salary to be determined. Mr. Kainz’s employment is on an at-will basis and, except for an indemnification agreement executed at the time Mr. Kainz became Chief Operating Officer, there are no written agreements regarding his employment.

Exhibit No.	Description
N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: May 21st 2008	By:	/s/ Philip Holmes
Philip Holmes, President